Exhibit 99.1

VOLT INFORMATION SCIENCES REPORTS AMENDMENTS
TO CREDIT AGREEMENTS

New York, New York, May 11, 2010 – Volt Information Sciences, Inc. (NYSE: VOL) today reported that it has entered into amendments to the agreements for its $150 million accounts receivable securitization program and $42 million bank credit facility.

The amendments extend the time for delivery of the Company’s audited financial statements for its fiscal year ended November 1, 2009 to the date those financial statements are filed with the Securities and Exchange Commission but no later than December 31, 2010.  The Company has previously reported that it is in the process of restating its financial statements for its 2009 and 2008 fiscal years and possibly earlier periods, and that the lenders under these facilities had granted an extension to provide the required fiscal 2009 audited financial statements until May 10, 2010.  No amendments were required to any of the Company’s or any subsidiary’s other credit facilities.

On May 2, 2010, the Company’s total consolidated borrowings were approximately $83 million.  Under the $150 million accounts receivable securitization program, $50 million was drawn.  Under the $42 million bank credit facility, $17 million of foreign currency borrowings were outstanding in addition to a $3 million of letter of credit.  The Company’s consolidated cash and cash equivalents, excluding restricted cash, were more than $100 million.

In the amendment to the bank credit facility, the Company has agreed to temporarily maintain cash collateral at the administrative agent for the bank lenders equal to 105%, which is currently $21 million, of outstanding obligations until the termination of the bank credit facility and repayment by the Company of all of its obligations thereunder or, if earlier, the date the Company has delivered to the lenders all required financial statements, including its audited fiscal 2009 and 2010 consolidated financial statements, is in compliance with the bank credit facility’s financial covenants and has pledged to the bank lenders 100% of the issued and outstanding equity of Volt Funding Corp., a wholly-owned special purpose subsidiary under the securitization program. As long as the cash collateral is maintained, the Company will not be required to comply with the financial covenants contained in the bank credit facility agreement.

The securitization program does not contain financial covenants and no additional collateral is being provided thereunder.  Under the securitization program, accounts receivable related to the United States operations of the staffing solutions business of the Company and certain of its subsidiaries are sold from time-to-time to Volt Funding Corp., which, in turn, sells an undivided percentage ownership interest in the pool of receivables to a commercial paper conduit.  The Company retains the servicing responsibility for the accounts receivable.

Jack Egan, Volt’s Chief Financial Officer, stated: “The restatement process has taken longer to complete than we had originally anticipated.  As part of our reexamination process, we are reviewing our financial statements to determine whether any additional adjustments are necessary beyond those already indentified in our Computer Systems segment. We are continuing to work expeditiously to complete the restatement, but still cannot predict when we will complete the process.  With over $100 million of cash and $100 million available under our accounts receivable securitization program even after depositing the cash collateral we have ample liquidity to meet all of our anticipated needs.  We appreciate the understanding and continued support of our credit suppliers and customers.”

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission.

Contact:

Ron Kochman

Volt Information Sciences

voltinvest@volt.com